Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584

PRESS RELEASE

CONTACT	RELEASE
Universal Corporation Investor Relations	4:15 p.m.
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces Appointment of Fay Manolios to

Board of Directors

Michael T. Lawton to Retire from the Board after Nine Years of Service

Richmond, VA • May 23, 2025 / BUSINESSWIRE

Universal Corporation (NYSE: UVV), a global business-to-business agriproducts company, today announced the appointment of Fay Manolios to its Board of Directors (the “Board”), effective June 1, 2025. In addition, Michael T. Lawton, who has served as an independent director since 2016, has decided to retire and will not stand for re-election to the Board at Universal’s 2025 Annual Meeting of Shareholders to be held August 5, 2025.

Ms. Manolios brings over 25 years of experience in strategy development and human resources to Universal. She held increasing roles of responsibility at Capital One Financial Corporation, a publicly-held Fortune 100 tech-enabled financial services firm, from 2012 to 2022, most recently including Managing Vice President, Head of Total Rewards. In that role, Ms. Manolios spearheaded the creation and execution of a cohesive five-year plan for Total Rewards. She currently serves on the board of VCU Health, an academic medical center on the forefront of healthcare.

“We are pleased to welcome Fay to our Board,” said Preston D. Wigner, Chairman, President and CEO of Universal. “Fay is an accomplished executive with deep insight into human resources and a track record for helping to develop and reward high performing organizations. Her expertise aligns with our commitment to setting high standards that benefit all Universal stakeholders, and we look forward to leveraging her insights as we continue to execute on our strategic initiatives across our tobacco and ingredients businesses.”

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May 23, 2025

“Universal is an exceptional company with a track record of value creation and a commitment to supporting its employees, farming partners and communities,” said Ms. Manolios. “I am delighted to join the Board and look forward to working alongside my fellow directors to oversee the continued execution of Universal’s strategic priorities and initiatives.”

Mr. Wigner continued, “I also want to thank Mike for his numerous contributions and service to Universal over the past nine years. We have appreciated and benefited from his counsel as an experienced director and from his Audit Committee leadership. He has been a valued member of our Board, and we wish him the best upon his retirement.”

“I have enjoyed the opportunity to serve on the Universal Corporation Board for the past nine years”, said Mr. Lawton. “During that time, Universal has performed well and executed new strategies, including the creation of the Ingredients Operations segment. I wish my colleagues on the Board and the management team continued success, and I look forward to following Universal’s performance in my retirement.”

About Universal Corporation

Universal Corporation (NYSE: UVV) is a global agricultural company with over 100 years of experience supplying products and innovative solutions to meet our customers’ evolving needs and precise specifications. Through our diverse network of farmers and partners across more than 30 countries on five continents, we are a trusted provider of high-quality, traceable products. We leverage our extensive supply chain expertise, global reach, integrated processing capabilities, and commitment to sustainability to provide a range of products and services designed to drive efficiency and deliver value to our customers. For more information, visit www.universalcorp.com.

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